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                                                                      Exhibit 14


                               JO-ANN STORES, INC.
                            CODE OF BUSINESS CONDUCT
                                   AND ETHICS

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1. REPORT ILLEGAL OR UNETHICAL BEHAVIOR.

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YOUR ROLE:

Report any wrongdoings that may adversely affect the Company, our investors, our customers or the public at large by talking with your manager, using the Code of Business Conduct and Ethics Hotline or by writing a letter.
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Jo-Ann's Code illustrates the shared accountability each Team Member has in conducting Jo-Ann business with honesty and integrity. The Code is intended to assist in making ethical and legal choices.

If there are questions or situations that are not specifically addressed by the Code, Team Members should bring them to the attention of a manager.

If a Team Member becomes aware of a situation in which he/she believes that Jo-Ann's Code has been violated, or that he/she is being pressured or being asked to compromise the Company's values, it is the Team Member's responsibility to communicate this concern through the appropriate channels, as described below. A Team Member will not be disciplined, lose his/her job or be subject to retaliation in response to asking questions or voicing concerns about the Company's ethical or legal obligations, so long as the Team Member is acting in good faith. Good faith does not necessarily mean being correct - but it does imply the belief that the Team Member is providing truthful information.

Listed below are the ways a person can ask questions or voice concerns.

1. IN PERSON. - A Team Member's manager is the most immediate resource. He/she may have the information needed or may be able to refer the question to another appropriate source.

2. VIA EMAIL - Jo-Ann has a confidential email account react@jo-annstores.com where a person can send a message with a question or concern.

3. VIA PHONE. The React Hotline (1-800-859-8529) is a confidential number where callers can remain anonymous, if they desire.

4.   VIA MAIL. Correspondence should be sent to:
         Jo-Ann Stores, Inc.
         5555 Darrow Road
         Hudson, OH 44236

         Attn:
         EVP, General Counsel and Secretary,
         EVP, Human Resources, or
         VP, Internal Audit and Loss Prevention




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In all cases, when a question or concern is raised, all reports are:

     - Handled promptly, discreetly and professionally. Discussions and inquiries will be kept in confidence to the extent appropriate or permitted by law.
     - Investigated by people who are not in the chain of supervision over the reporting individual.
     - Kept on file so that the reporting person can obtain certain follow-up information about how the Company addressed the report or concern.

In the event that an investigation is initiated, Team Members are expected to cooperate fully in an investigation and answer any questions truthfully and to the best of their ability. Concealing or covering up an ethical or legal violation is itself a major violation of our Code. If an individual engages in concealing or covering up such violations in the absence of significant, serious, mitigating circumstances, the Team Member will be discharged. Failure to cooperate could be construed as participating in concealment or cover-up activities.



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2. CREATE AN OPEN AND PRODUCTIVE WORK ENVIRONMENT.

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YOUR ROLE:

Treat all people with whom you come in contact in a professional and courteous manner, regardless of their background, status or preferences.

If you have experienced or know of any behavior that you believe is a form of harassment or discrimination, report it to your manager, the React Hotline or Human Resources immediately.
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All Team Members want and deserve a workplace where they feel respected, satisfied and appreciated. Jo-Ann's policies are designed to ensure that Team Members are treated fairly and with respect, and that Team Members treat others with that same respect.

Jo-Ann will hire, evaluate and promote individuals based on skills and performance, and not on unlawful considerations. With this in mind, there are certain behaviors that will not be tolerated. These include harassment, retaliation, violence, intimidation and discrimination of any kind involving race, color, religion, gender, age, national origin, disability, veteran status, medical condition, sexual orientation, marital status or any other protected status under the law.

Unwelcome sexual advances or other inappropriate personal conduct are prohibited. Sexual harassment may take many forms, from overt advances to demeaning comments, jokes, language and gestures. Sexual harassment may also occur when someone's words, actions or behavior, either implicitly or explicitly, interferes with work performance or creates an intimidating, hostile or offensive work environment.

Finally, if a Team Member has a medical condition or disability and needs to request an adjustment or reasonable accommodation, Jo-Ann will review requests and determine whether a reasonable accommodation can be made in compliance with all obligations under the Americans with Disabilities Act (ADA) and similar state specific laws.

If a Team Member experiences a situation that he/she believes is discriminatory, hostile or involves any form of harassment, the Team Member is encouraged to communicate to the individual that such behavior is unwelcome and notify his/her manager immediately. If the Team Member believes that his/her manager is engaged in unwelcome behavior or the Team Member is not comfortable raising concerns with his/her manager, the Team Member should contact the React Hotline at 1-800-859-8529. Please note that all complaints MUST be reported by management to Human Resources and will be investigated promptly and in an impartial and confidential manner. Confidentiality will be maintained to the extent that it allows for a thorough investigation of the complaint.

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3.   ACT IN THE BEST INTEREST OF THE COMPANY AND AVOID ALL CONFLICTS OF
     INTEREST.

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YOUR ROLE:

Do not engage in any activity that could be perceived as putting your own interests ahead of the Company's interest.

Advance the Company's interest when presented with an opportunity.
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A conflict of interest occurs when an individual's personal interests interfere, or appear to interfere, in any way with the interests of Jo-Ann. As employees of Jo-Ann, Team Members must act in the best interests of the Company and avoid situations that present potential or actual conflicts between their individual interests and the interests of the Company.

The following are examples of actions that would constitute a conflict of interest:

- Investing in, or serving as a director of, any company that sells products or services similar to Jo-Ann's, or any company doing or seeking to do business with Jo-Ann, other than relatively small investments in securities of publicly-held companies;
-    Working for, or on behalf of, any competitor or supplier to Jo-Ann;
- Borrowing money from companies doing or seeking to do business with Jo-Ann, other than on generally available terms;
-    Accepting bribes or kickbacks of any kind;
-    Supervising a relative or close personal friend;
- Having a personal relationship with another employee or vendor that affects a Team Members ability to do his/her job or disrupts the workplace;
- Working for another company that conflicts with the duties and responsibilities at Jo-Ann.

In addition to the above, listed below are examples of situations which may cause a conflict of interest; please note that this list is not all-inclusive. If Team Members encounter a situation in which they are unsure whether or not an action represents a conflict of interest, they should discuss it with an officer in the Company.

- Placing Company business with relatives, friends, or working on a Company project that will have a direct impact on the financial interest of relatives or friends;
- Encouraging companies dealing with Jo-Ann to buy supplies or services from relatives or friends;
-    Hiring a relative or friend;
-    Soliciting donations from suppliers, contractors and local merchants;
-    Accepting gifts and gratuities from suppliers, contractors, or vendors;
- Accepting fees or honorariums for doing things such as giving lectures, conducting seminars, serving as a director of another company or completing a survey;

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-    Participating in the regulatory or other activities of a community or governmental body that have a direct impact on the business of the Company;
- Conducting political activities on Company time or involving the use of any Company resources, including financial contributions.

Team Members are expected to act in the best interest of the Company when presented with opportunities as a result of their jobs. This means that Team Members will not use Company property, information and position for personal gain. With respect to products, including sample merchandise that is given to Jo-Ann, materials slated for removal and disposal, product that is to be returned to a vendor, and damaged goods, these products are the property of either Jo-Ann or its vendors. These products should not be handled in any way that contradicts instructions provided to Jo-Ann or its Team Members.

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4.   RESPECT AND MAINTAIN THE CONFIDENTIALITY OF INFORMATION ENTRUSTED TO YOU BY
     THE COMPANY AND ITS CUSTOMERS.

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YOUR ROLE:

All confidential information, including all non-public information that might be of use to competitors, or harmful to the Company or its customers, if disclosed, should be kept secure.

The only exception to this is when disclosure is authorized or legally mandated.

When the information is no longer needed by Jo-Ann it should be disposed of properly.

This practice should be followed during and after your employment with Jo-Ann.
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Jo-Ann respects employee privacy and has practices to safeguard the confidentiality of Team Member records. The Company collects, stores, uses and distributes personal information (including salary and benefits data), employee medical information and employee lists, in compliance with all applicable laws.

Likewise, our Team Members are required to treat the Company's information with the same respect. Information generated in our business is a valuable Company asset. Protecting this information plays a vital role in our continued growth and ability to compete. Typical of such information, in any form (electronic or hard copy), are merchandise and marketing plans; objectives and strategies; trade secrets; unpublished financial or pricing information; computer programs; employee, customer and supplier lists.

Team Members who have access to proprietary and confidential information are obligated to safeguard it from unauthorized access and follow these additional guidelines:

- Do not disclose this information to persons outside Jo-Ann. Exercise caution when discussing Company business in public places where conversations can be overheard, like restaurants or on airplanes. Recognize the potential for eavesdropping on cellular telephones.

- Do not use this information for personal benefit or the benefit of persons outside of Jo-Ann.

- Share this information only with other Team Members as appropriate for them to do their job.

Written approval from an officer or the General Counsel is required before confidential or proprietary information can be released outside the Company. In addition, Team Members are not to talk to the media without approval from the Executive Committee.

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This obligation, to protect Jo-Ann's proprietary and confidential information, continues even after leaving the Company.


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5.   CONDUCT ALL BUSINESS WITH TEAM MEMBERS, CUSTOMERS, SUPPLIERS AND
     COMPETITORS IN A FAIR AND HONEST MANNER.

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YOUR ROLE:

When dealing with customers, suppliers, competitors and coworkers, you should conduct business in a fair and honest manner.
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Team Members should not take advantage of anyone through manipulation, concealment or abuse of privileged information, misrepresentation of material facts or any other unfair activity.

Team Members are expected to gather and use information about our competitors in an ethical manner and in compliance with the law. Prohibited, of course, are theft, illegal entry, blackmail and electronic eavesdropping. Employees of competitors or suppliers should not be used as a source of non-public information. Jo-Ann Team Members should not divulge proprietary information about a former employer, and will not be asked to do so.

All proprietary or non-public information about our competitors or suppliers should not be used if one suspects that it has been obtained improperly or misdirected in error (such as misdirected faxes).


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6.   REPORT ALL FINANCIAL INFORMATION ACCURATELY.

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YOUR ROLE:

Ensure all of your business transactions and records are accurate and filed on a timely basis.
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Most Team Members are involved with financial reports of some kind - preparing time sheets, expense reports, approving invoices, signing for receipt of purchased materials or preparing inventory reports. While all Team Members do not need to be familiar with accounting procedures, everyone does need to make sure that all business records are accurate, complete and reliable. This standard also applies to all operating reports or records prepared for internal or external purposes, such as product test results, quality control reports or sales projections.

In short, Team Members need to ensure that all of their records are truthful and accurate. False, misleading or incomplete information impairs our ability to make good decisions, undermines trust in the long term and in some cases may be illegal.

In addition, no Team Member shall directly or indirectly take any action to fraudulently influence, coerce, manipulate or mislead an accountant engaged in the performance of an audit or review of the financial statements.

TEAM MEMBERS WITH FINANCIAL REPORTING RESPONSIBILITIES ARE SUBJECT TO THE FOLLOWING SPECIAL ETHICS OBLIGATIONS.

As a public company it is of critical importance that the Company's filings with the Securities and Exchange Commission be accurate and timely. Depending on their position with Jo-Ann, Team Members may be called upon to provide information to assure that the Company's public reports are complete, fair and understandable. Jo-Ann expects all of its personnel to take this responsibility very seriously and to provide prompt and accurate answers to inquiries related to the Company's public disclosure requirements.

The Finance Department bears a special responsibility for promoting integrity throughout the organization, with responsibilities to stakeholders both inside and outside Jo-Ann. The Chief Executive Officer and Finance Department personnel have a special role to adhere to these principles themselves and to promote a culture within the Company that ensures the fair and timely reporting of Jo-Ann's financial results and condition.

Because of this special role, the Chief Executive Officer and all members of Jo-Ann's Finance Department are bound by the following Financial Officer Code of Ethics. By accepting the Code of Business Conduct, each agrees that he/she will:

- Act with honesty and integrity, avoiding actual or apparent conflicts of interest in personal and professional relationships.

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-    Provide information that is accurate, complete, objective, relevant, timely and understandable to ensure full, fair, accurate, timely and understandable disclosure in reports and documents that Jo-Ann files with, or submits to, government agencies and in other public communications.

- Comply with rules and regulations of federal, state, provincial and local governments, and other appropriate private and public regulatory agencies.

- Act in good faith, responsibly, with due care, competence and diligence, without misrepresenting material facts or allowing one's independent judgment to be subordinated.

- Respect the confidentiality of information acquired in the course of one's work, except when authorized or otherwise legally obligated to disclose. Confidential information acquired in the course of one's work may not be used for personal advantage.

- Share knowledge and maintain skills important and relevant to each stakeholder's needs.

- Proactively promote and be an example of ethical behavior as a responsible partner among peers, in the work environment and in the community.

- Achieve responsible use of and control over all assets and resources employed or entrusted.

- Promptly report to the Vice President of Internal Audit and Loss Prevention any conduct that appears to be in violation of law or business ethics or of any provision of the Code, including any transaction or relationship that reasonably could be expected to give rise to such a conflict.

Violations of this Financial Officer Code of Ethics, including failures to report potential violations by others, may result in personnel action, including termination of employment.


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7.   PROPERLY UTILIZE AND PROTECT ALL COMPANY ASSETS.

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YOUR ROLE:

Protect the Company's assets, which have been entrusted to you.

Use the Company's assets for legitimate business purposes.
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Every Team Member is a steward of the Company's assets. Protecting Company assets against loss, theft and misuse is everyone's responsibility. Inventory, equipment, samples, tools and supplies have been acquired solely for the purpose of conducting Company business. They may not be used for personal benefit, sold, loaned, given away or disposed of without proper authorization.

Incidental personal use of telephones, email, Internet, fax machines, copy machines, personal computers and similar equipment is generally allowed if there is no significant added cost to the Company, it does not interfere with work duties and is not related to an illegal activity or to any outside business. Company systems should not be used to access, send or download any information that could be insulting or offensive to another person, such as sexually explicit messages, cartoons, jokes, unwelcome propositions, ethnic or racial slurs or any other message that could be viewed as harassment. Team Members should not have any expectation of privacy when using Company assets such as the Internet, email and the telephone.


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8.   COMPLY WITH ALL LAWS, RULES AND REGULATIONS, INCLUDING INSIDER TRADING LAWS
     AND INTERNATIONAL LAWS.

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YOUR ROLE:

Ensure that you are acting in accordance with all laws.

Be particularly sensitive to Jo-Ann insider trading regulations.

If you are unsure of the laws associated with your business area or function, ask the General Counsel.
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All business at Jo-Ann should be conducted in accordance with the appropriate international, national and local laws.


RECORD MANAGEMENT
Record retention requirements are often based on specific statutory and regulatory requirements that are unique to a particular business operation. These retention requirements apply to all Company documents, including e-mail and other electronic records. Failing to comply with the appropriate requirements can have serious tax or legal repercussions.

INSIDER TRADING
All Team Members need to be aware that using confidential material information for trading, or tipping others to trade, is both unethical and illegal. Material inside information is any information about a company (Jo-Ann, our suppliers or customers) that has not reached the general marketplace and is likely to impact investors' decisions around whether or not to trade. The term "trade" includes all securities transactions in the open market, and includes transactions in Company plans such as Associate Stock Option Plan, 401(k) Plan and the stock option plan.

It is illegal to give confidential material information to anyone, other than in the necessary course of business. Team Members who involve themselves in insider trading (either by personally engaging in trading or by disclosing confidential material information to others) are subject to immediate dismissal and may be prosecuted.

ANTITRUST LAWS
Antitrust laws, which are also known as competition laws, are designed to ensure a fair and competitive free market system. While Jo-Ann will compete vigorously in the marketplace, we will comply with the applicable antitrust and competition laws wherever we do business. This means that we will compete on the merits of our products, the prices we charge and the customer loyalty we earn.

Some of the most serious antitrust offenses occur between competitors, such as agreements to fix or control prices or other terms of sale, to allocate products, territories or markets (including store locations) or to limit the production or sale of products. It is therefore important to avoid discussions with competitors regarding


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pricing, terms and conditions, costs, marketing or store opening plans, and any other proprietary or confidential information.

Unlawful agreements need not be written or even consist of express commitments. Agreements can be inferred based on "loose talk", informal discussions or the mere exchange of certain information.

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If a Team Member believes that a conversation with a competitor enters an inappropriate area, the Team Member should end the conversation at once.

The antitrust laws also regulate conduct with suppliers and others. For example, resale price agreements are prohibited and the Robinson-Patman Act prohibits price discrimination by suppliers and knowingly inducing or receiving discriminatory pricing by buyers.

INTERNATIONAL BUSINESS LAWS
We expect all Team Members to comply with the laws of the countries in which we operate. Team Members who are involved in international activities should know the regulations and regularly consult with the General Counsel to ensure Jo-Ann is compliant. Where U.S. law or Jo-Ann policy differs from local law or customs, Team Members should follow the more restrictive law and policy.

FOREIGN CORRUPT PRACTICES ACT (FCPA)
The FCPA has two important provisions - (1) accounting and recordkeeping and (2) bribery.

The FCPA requires that we keep accurate books and records, and maintain a system of controls to ensure our records fairly reflect transactions and dispositions of assets. This is to prevent "slush funds" and "off-the-books" accounts, which some companies have used to make and conceal questionable payments. The FCPA also makes it illegal to bribe a foreign official in order to obtain or retain business or an improper advantage. A bribe could be a payment, a promise or anything else of value (regardless of the magnitude). A foreign official is an employee of a government outside the U.S. and includes members of the armed forces, employees of state-owned companies and members of a royal family engaged in commercial activities. Officials of public international organizations, such as the World Bank, are also considered foreign officials.

FACILITATING PAYMENTS AND THE FCPA
Facilitating payments are incidental payments or gratuities paid to foreign officials to expedite performance of a routine governmental action. Some examples of such payments include: obtaining permits, licenses or other documents to do business; processing government paperwork such as visas or work orders; providing police protection or mail service; providing telephone service, power or water supply; and loading or unloading cargo. The term "routine government action" does not include any decision of whether to award new business or continue business.

Although these payments are not prohibited by the FCPA, every effort should be made to avoid them. Team Members should obtain approval from the Chief Financial Officer before making any facilitating payment. It is imperative that these payments are correctly recorded and identified in Jo-Ann's records.

In addition to facilitating payments, the FCPA has other narrowly defined exceptions to its payment prohibitions. Jo-Ann's General Counsel can answer any questions that Team Members have.



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                               JO-ANN STORES, INC.
                       CODE OF BUSINESS CONDUCT AND ETHICS
                               ACKNOWLEDGMENT FORM


I certify that I have received, read and understand Jo-Ann Stores, Inc.'s Code of Business Conduct and Ethics (Code), and will abide by all principles, standards and procedures stated within the Code. I acknowledge that this document is not a contract of employment.



Signature:
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Print Name:
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Date:
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